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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                       ELK ASSOCIATES FUNDING CORPORATION
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                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class of Securities)


                                   287166102
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                                 (CUSIP Number)


                            PAULA S. ZIMMERMAN, ESQ.
                               STURSBERG & VEITH
               405 LEXINGTON AVENUE, SUITE 4949, NY NY 10174-4902
                                 (212) 922-1177
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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                    12/31/97
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                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject of the Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No.  287166102                13D



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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ALEXANDER NASH
       ###-##-####
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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




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   4   SOURCE OF FUNDS*


       Personal Funds

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   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            37,200
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             57,400
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             37,200
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       57,400

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        139,000*

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  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.42%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D


Item 1.  Security and Issuer

     This statement relates to the Common Stock, Par Value $.01 of Elk Associates Funding Corporation, 747 Third Avenue, 4th Fl, NY NY, 10017


Item 2.  Identity and Background

     (a) Alexander Nash

     (b) 12 Ridgeway
         Kings Point, NY 11024

     (c) Physician

     (d) none

     (e) none

     (f) USA


Item 3.  Source and Amount of Funds or Other Consideration

     Personal Funds


Item 4.  Purpose of Transaction

     Acquire   9,000  shares   individually   and  directly  and  13,000  shares
indirectly.


Item 5.  Interest in Securities of the Issuer

     See Items 7 through 13 of this Schedule 13D. To the knowledge of Alexander Nash, the issuer has 1,745,600 shares of Common Stock par value $.01 per share outstanding on the date hereof.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     None.


Item 7.  Material to be Filed as Exhibits

     None.

Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 9, 1998                       /s/ Alexander Nash
                                             -----------------------------------
                                             Signature

                                             Alexander Nash
                                             -----------------------------------
                                             Name/Title


* Includes 5,500 shares held by Alexander Nash, M.D. as custodian for his daughter. Also includes 51,900 shares held by his wife.